Exhibit 2.1(e)
                   THIRD AMENDMENT TO SECURITIZATION AGREEMENTS

     THIS THIRD AMENDMENT TO SECURITIZATION AGREEMENTS (this "Amendment"), made and entered into as of March 31, 2000 (the "Effective Date"), by and between CONE RECEIVABLES II LLC, a North Carolina limited liability company ("CRLLC"), CONE MILLS CORPORATION, a North Carolina corporation ("Cone Mills"; each of CRLLC and Cone Mills a "Company" and, collectively, the "Companies"), REDWOOD RECEIVABLES CORPORATION, a Delaware corporation ("Redwood"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), in its capacities as Operating Agent and Collateral Agent.

                                W I T N E S E T H:

     WHEREAS, Cone Mills, any other Originators that are or may hereafter become a party thereto and CRLLC are parties to a certain Receivables Transfer Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Transfer Agreement"; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex X to the Transfer Agreement as amended by this Amendment), whereby Cone Mills has agreed (and each Subsidiary of Cone Mills which thereafter becomes an Originator will agree) to sell, contribute or otherwise transfer to CRLLC, and CRLLC has agreed to purchase or otherwise acquire from such Originators, all of the right, title and interest of such Originators in the Receivables; and

     WHEREAS, CRLLC, as Seller, Redwood, as Purchaser, Cone Mills, as Servicer, and GECC, as Operating Agent and as Collateral Agent, are parties to a certain Receivables Purchasing and Servicing Agreement, dated as of September 1, 1999 (as amended to the date hereof, the "Purchase Agreement"; the Transfer Agreement and the Purchase Agreement, collectively, the "Securitization Agreements"), whereby Purchaser has agreed, among other things, to purchase from CRLLC from time to time the Receivables sold or contributed to CRLLC pursuant to the Transfer Agreement; and

     WHEREAS, the Securitization Agreements were amended pursuant to that certain First Amendment and Waiver to Securitization Agreements, dated as of November 16, 1999, among the parties hereto, and that certain Second Amendment to Securitization Agreements, dated as of January 28, 2000, among the parties hereto; and

     WHEREAS, Cone Mills has requested that the Securitization Agreements be further amended in certain respects as set forth in this Amendment, and the parties hereto are willing to agree to such amendments subject to the terms and conditions of this Amendment.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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     1.  Amendments  of  Securitization  Agreements.  Subject  to the  terms and conditions of this Amendment, the Securitization Agreements shall be amended as follows:

     (a) The definition of the term "Applicable Margin" set forth in Annex 3 to the Purchase Agreement shall be deleted in its entirety and the following revised definition of such term shall be substituted in lieu thereof:

     "Applicable Margin" shall mean 2.0% as of the Third Amendment Effective Date, but the Applicable Margin shall be subject to adjustment (upwards or downwards) prospectively on a quarterly basis as determined by Cone Mills' Fixed Charge Coverage Ratio (as defined in Annex G) for the Rolling Period (as defined in Annex G) for the immediately preceding fiscal quarter of Cone Mills, with the initial adjustment (if needed) to be effective on the fifth (5th) Business Day after the Operating Agent's receipt of Cone Mills' quarterly financial statements and Compliance Certificate (as defined in Annex G) meeting the requirements of paragraph (c) of Annex G for Cone Mills' fiscal quarter ending July 2, 2000 and with each succeeding adjustment (if needed) to be effective on the fifth (5th) Business Day after Operating Agent's receipt of such quarterly financial statements and Compliance Certificate for each succeeding fiscal quarter of Cone Mills. Each quarterly adjustment in the Applicable Margin will be determined by reference to the Fixed Charge Coverage Ratio of Cone Mills and its Subsidiaries for the Rolling Period ending with such fiscal quarter as shown in such financial statements and Compliance Certificate as follows:

If such Fixed Charge                                       Then the Applicable
Coverage Ratio is:                                           Margin will be:

greater than or equal to 1.0:1.0                                   0.50%
greater than or equal to 0.75:1.0 but less than 1.0:1.0            1.00%
greater than or equal to 0.50:1.0 but less than 0.75:1.0           1.50%
greater than or equal to 0.31:1.0 but less than 0.50:1.0           2.00%
less than 0.31:1.0                                                 2.50%

     If the Operating Agent does not receive delivery of Cone Mills' quarterly financial statements and Compliance Certificate for any fiscal quarter ending on or after October 3, 1999 in accordance with and by the deadline specified in Annex 5.02(a), such failure shall (in addition to any other remedy provided in the Related Documents) result in an increase in the Applicable Margin to the highest rate specified above until the fifth (5th) Business Day following the date on which the Operating Agent receives such financial statements and Certificate of Compliance (at which time such adjustment in the Applicable Margin shall become effective). If a Termination Event or Incipient Termination Event shall have occurred and be continuing at any time, the Applicable Margin may, in the Purchaser's discretion, be increased to the highest rate specified above until the fifth (5th) Business Day after the date on which such Termination Event or Incipient Termination Event is waived, cured or otherwise ceases to exist.
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     (b) Annex G to the Purchase  Agreement shall be deleted in its entirety and the revised Annex G attached to this Amendment shall be substituted in lieu thereof.

     (c) Annex X to the Securitization Agreements shall be further amended by adding the following new definition thereto:

     "Third Amendment Effective Date" shall mean March 31, 2000.

     (d) Annex X to the Securitization Agreements shall be further amended by deleting therefrom the definition of the term "Fee Letter" and by substituting the following new definition of such term in lieu thereof:

        "Fee Letter" shall mean that certain letter agreement dated March 31, 2000 among the Seller, Cone Mills and the Purchaser.

     2. No Other Amendments. Except for the amendments expressly set forth and referred to in Section 1 above, the Securitization Agreements shall remain unchanged and in full force and effect.

     3. Representations and Warranties. Each Company hereby represents and warrants to Redwood, the Operating Agent and the Collateral Agent that (a) this Amendment has been duly authorized, executed and delivered by each Company, (b) after giving effect to this Amendment, no Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event has occurred and is continuing as of this date, and (c) all of the representations and warranties made by each Company in the Securitization Agreements are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach in any material respect by either Company of any of its representations and warranties contained in this Section 3 shall be a Termination Event and an Event of Servicer Termination for all purposes of the Securitization Agreements.

     4. Ratification. Each Company hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Securitization Agreements and all other documents delivered by such Company in connection therewith (including without limitation the other Related Documents to which each Company is a party), effective as of the date hereof.

     5. Waiver by the Seller and Cone Mills. Each of the Seller and Cone Mills hereby waives any claim, defense, demand, action or suit of any kind or nature whatsoever against the Purchaser, the Operating Agent or the Collateral Agent arising on or prior to the date hereof in connection with any of the Securitization Agreements or the transactions contemplated thereunder.
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     6. Conditions to Effectiveness. This Amendment shall become effective, upon the Effective Date, subject to the satisfaction of the following conditions on or prior to such date: (a) the receipt by the Operating Agent of this Amendment, duly executed, completed and delivered by each of the Companies, Redwood, the Collateral Agent and the Operating Agent; (b) the receipt by the Operating Agent of all fees and expenses payable to Redwood, the Collateral Agent or the Operating Agent, respectively, in connection with this Amendment including without limitation the reasonable legal fees and other reasonable out of pocket expenses of Redwood, the Collateral Agent or the Operating Agent incurred in connection with this Amendment; and (c) the receipt by the Operating Agent of the amendment fee due in connection with this Amendment under the Fee Letter.

     7. Reimbursement of Expenses. Each Company hereby agrees that it shall reimburse Redwood, the Collateral Agent and the Operating Agent on demand for all reasonable costs and expenses (including without limitation reasonable attorney's fees) incurred by such parties in connection with the negotiation, documentation and consummation of this Amendment and the other documents executed in connection herewith and therewith and the transactions contemplated hereby and thereby.

     8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE.

     9. Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, each Company hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     10. Counterparts. This Amendment may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.

     11. Entire Agreement. The Securitization Agreements as amended by this Amendment embody the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

     12. Cone Mills' and GECC's Capacities. Cone Mills is executing and delivering this Amendment both in its capacity as an Originator under the Transfer Agreement and as the Servicer under the Purchase Agreement and all references herein to "Cone Mills" shall be deemed to include it in both such
capacities  unless  otherwise  expressly   indicated.   GECC  is  executing  and
delivering this Amendment both in its capacity as the Operating Agent for Redwood and as the Collateral Agent for Redwood and the Purchaser Secured Parties, and all references herein to "GECC" shall be deemed to include it in both such capacities unless otherwise expressly indicated.
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     IN WITNESS  WHEREOF,  the parties  have caused  this  Amendment  to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

                                             CONE RECEIVABLES II LLC
                                             By    /s/ Samir M. Gabriel
                                             Name: Samir M. Gabriel
                                             Title: President


                                             REDWOOD RECEIVABLES CORPORATION
                                             By:  /s/Joe Wiles
                                             Name:  Joe Wiles
                                             Title: Assistant Secretary



                                             CONE MILLS CORPORATION, as an
                                                Originator and as Servicer
                                             By:  /s/ Gary L. Smith
                                             Name:  Gary L. Smith
                                             Title:  EVP and CFO



                                             GENERAL ELECTRIC CAPITAL
                                                CORPORATION as Operating Agent
                                                and as Collateral Agent
                                             By:  /s/ Craig Winslow
                                             Name:  Craig Winslow
                                             Duly Authorized Signatory
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